SUB-ITEM 77D

Effective May 12, 2014, the Principal Investment Strategies of the MFS Commodity Strategy Fund changed, as described in the supplement, dated February 20, 2014, to the fund's then current prospectus and in the Summary Prospectus dated August 28, 2013, as amended February 20, 2014, each as filed with the SEC via EDGAR on such dates under Rule 497 under the Securities Act of 1933. Such descriptions are hereby incorporated by reference.



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